Exhibit 10.1

LOAN AGREEMENT

for a loan in the amount of

$25,000,000

MADE BY AND BETWEEN

ServisFirst Bancshares, Inc.,

a Delaware corporation,

850 Shades Creek Parkway

Birmingham, Alabama 35209,

as Borrower

AND

NEXBANK SSB,

2515 McKinney Avenue, Suite 1100,

Dallas, Texas 75201,

as Lender

Dated as of September 1, 2016

LOAN AGREEMENT

THIS LOAN AGREEMENT (as the same may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is made as of September 1, 2016 (the “Effective Date”), by and between ServisFirst Bancshares, Inc., a Delaware corporation (“Borrower”) and NEXBANK SSB, a Texas savings bank, its successors and assigns (“Lender”).

WITNESSETH:

RECITALS

Borrower has applied to Lender for Revolving Credit Advances (as defined herein) in an aggregate amount not to exceed TWENTY-FIVE MILLION DOLLARS ($25,000,000) (the “Loans”), and Lender is willing to make the Loans on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE I

INCORPORATION OF RECITALS AND EXHIBITS

1.1	Incorporation of Recitals.

The foregoing preambles and all other recitals set forth herein are made a part hereof by this reference.

1.2         Incorporation of Exhibits.

Exhibit A to this Agreement, which is attached hereto, is hereby incorporated in this Agreement and expressly made a part hereof by this reference.

ARTICLE II

DEFINITIONS

2.1         Defined Terms.

The following terms as used herein shall have the following meanings:

Advance Request Form: A certificate, in a form approved by Lender, properly completed and signed by Borrower requesting a Revolving Credit Advance.

Affiliate: With respect to a specified person or entity, any individual, partnership, corporation, limited liability company, trust, unincorporated organization, association or other entity which, directly or indirectly, through one or more intermediaries, Controls or is Controlled by or is under common control with such person or entity, including, without limitation, any general or limited partnership in which such person or entity is a partner.

Agreement: As such term is defined in the Preamble.

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Allowance for Loan and Lease Losses: As defined in accordance with the then-current regulations of the Applicable Bank Regulatory Authority and as reported by any Person on the Regulatory Capital Schedule of their respective Call Report applicable to such period.

Applicable Bank Regulatory Authority: When used with reference to a Person, the Bank Regulatory Authority or Authorities which have jurisdiction over such Person.

Applicable Rate: As such term is defined in Section 5.1(a).

Authorized Representative: Each person appointed as an Authorized Representative pursuant to Section 17.3.

Average Total Assets: As defined in accordance with the then-current regulations of the Applicable Bank Regulatory Authority and as reported by any Person on the Regulatory Capital Schedule of any their respective Call Report applicable to such period.

Bank: ServisFirst Bank, a wholly owned subsidiary of Borrower.

Bank Regulatory Authority: Alabama State Banking Department, the OCC, the FDIC, the Federal Reserve System, OFAC and any regulatory authority (whether Federal or State) that has jurisdiction over the operations of Borrower, as a bank holding company, or over the banking operations of the Bank.

Bankers Blanket Bond: A fidelity bond or insurance policy providing coverage for losses resulting from criminal activities and other actions of employees, officers or directors of a Bank.

Bankruptcy Code: Title 11 of the United States Code entitled “Bankruptcy” as now or hereafter in effect, or any successor thereto or any other present or future bankruptcy or insolvency statute.

BHCA: The United States Bank Holding Company Act of 1956, as amended.

Borrower: As such term is defined in the Preamble.

Borrower Disclosure Schedules: A set of written schedules to be delivered to Lender by Borrower at least two (2) Business Days prior to the execution and delivery of this Agreement, setting forth (i) any information required, pursuant to any of the provisions of Article III hereof, to be disclosed to Lender and (ii) any exceptions or qualifications applicable to any of the representations or warranties of Borrower contained in Article III hereof.

Business Day: A day of the year on which banks are not required or authorized to close in Dallas, Texas.

Call Report: For each Bank, the “Consolidated Reports of Condition and Income” (FFIEC Form 031 or Form 041), or any successor form promulgated by the FFIEC.

Capital Lease Obligations: With respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP (as in effect on the Effective Date) and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

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Change of Control: Borrower shall cease to beneficially own and control 100% on a fully diluted basis of the economic and voting interests in the Equity Interests of the Bank.

Classified Assets: An asset classified as “Substandard,” “Doubtful,” “Loss” or a similar category in accordance with the then-current regulations of the Applicable Bank Regulatory Authority.

Classified Assets to Tier 1 Capital Ratio: With respect to any Person, the ratio (expressed as a percentage) as of the last day of any fiscal quarter of (a) Classified Assets of such Person to (b) (i) Tier 1 Capital of such Person, plus (ii) Allowance for Loan and Lease Losses.

Collateral: The term “Collateral” shall have the meaning given to it in the Security Agreement.

Collateral Value Breach: Any time the Collateral Value Ratio is less than 4.00 to 1.00.

Collateral Value Ratio: As of any date of determination, the ratio of (i) the Value of the Eligible Collateral to (ii) the Loan Amount.

Constituent Documents: (a) in the case of a corporation, its articles or certificate of incorporation and bylaws; (b) in the case of a general partnership, its partnership agreement; (c) in the case of a limited partnership, its certificate of limited partnership and partnership agreement; (d) in the case of a trust, its trust agreement; (e) in the case of a joint venture, its joint venture agreement; (f) in the case of a limited liability company, its articles of organization, operating agreement, regulations and/or other organizational and governance documents and agreements; and (g) in the case of any other entity, its organizational and governance documents and agreements.

Control: As such term is used with respect to any person or entity, including the correlative meanings of the terms “controlled by” and “under common control with”, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such person or entity, whether through the ownership of voting securities, by contract or otherwise.

Controlled Entity: As such term is used with respect to Borrower, a (i) corporation or limited liability company with respect to which such director or executive officer has the power to elect a majority of the directors or managers (as the case may be), (ii) a partnership with respect to which the director or executive officer is a general partner, or (iii) a trust of which the director or executive officer is a trustee.

Default or default: Any event, circumstance or condition, which, if it were to continue uncured, would, with notice or lapse of time or both, constitute an Event of Default hereunder.

Default Rate: A rate per annum equal to three percentage points (300 basis points) in excess of the Applicable Rate, but which shall not at any time exceed the Maximum Lawful Rate.

Depository Account: A deposit account opened and maintained by Bank with Lender, to be utilized in the manner set forth in Section 4.1(c).

Designated Payment: Any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or Bank, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or Bank or any option, warrant or other right to acquire any such Equity Interests in the Borrower or Bank.

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Effective Date: As defined in the Preamble.

Eligible Collateral: The Equity Interests of the Bank and, to the extent such shares are certificated, certificates representing such Equity Interests that are in the possession of Lender and are subject to a first priority Lien in favor of Lender.

Environmental Proceedings: Any environmental proceedings, whether civil (including actions by private parties), criminal, or administrative, relating to Borrower.

Equity Interests: Shares of capital stock of a corporation, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

ERISA: The Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder from time to time.

Event of Default: As such term is defined in Article XV.

FDIA: The Federal Deposit Insurance Act of 1933, as amended from time to time, and the regulations promulgated pursuant thereto.

FDIC: The Federal Deposit Insurance Corporation, or any successor Governmental Authority then performing the same or substantially similar duties.

Federal Reserve Bank: The Board of Governors of the Federal Reserve Bank or the Federal Reserve System, or any Federal Reserve Bank, or any successor Governmental Authority then performing the same or substantially similar duties.

FFIEC: The Federal Financial Institutions Examination Council, or any successor Governmental Authority then performing the same or substantially similar duties.

Fixed Charges: For any period, the sum of the following amounts, without duplication, determined for Borrower on a stand-alone, unconsolidated basis:

(a)         Interest Expense of Borrower, and

(b)         scheduled payments of principal on the aggregate stated balance sheet amount of all Indebtedness of Borrower determined in accordance with GAAP, excluding payments of principal due on Indebtedness at maturity as a result of a scheduled "balloon" or similar payment that is refinanced by Borrower on or prior to the maturity date thereof.

By way of example only, if Borrower were to become obligated during any particular period to make a "balloon" payment of $25,000,000 to retire the principal amount of subordinated debt, and Borrower made that payment using the proceeds of newly-issued subordinated debt in an aggregate principal amount of $25,000,000, Borrower's $25,000,000 principal payment obligation would be excluded from the definition of "Fixed Charges" for the applicable period. Following along the same example, if Borrower made the $25,000,000 principal payment using $5,000,000 of its own funds and $20,000,000 from the proceeds of newly-issued subordinated debt, then $5,000,000 would be included in the definition of "Fixed Charges" for the applicable period, and $20,000,000 would be excluded from such definition.

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Fixed Charge Coverage Ratio: The ratio as of the last day of any fiscal quarter of (a) the Net Income of the Bank, to (b) the Fixed Charges of Borrower, all for the four most recently ended fiscal quarters.

GAAP: Generally accepted accounting principles in the United States of America.

Governmental Approvals: All authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings by Borrower or the Bank with, and reports made by Borrower or the Bank to, all Governmental Authorities.

Governmental Authority: Any nation or government, any state, province or territory or other political subdivision thereof, any governmental agency (including any Bank Regulatory Authority), department, authority, instrumentality, regulatory body, court, central bank or other governmental entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization exercising such functions (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

Guarantee: Any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation of the primary obligor; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

Including or including: Including but not limited to, and including without limitation.

Indebtedness: Without duplication, with respect to any Person (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

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Intangible Assets: As defined in accordance with the then-current regulations of the Applicable Bank Regulatory Authority.

Interest Expense: For any period, total interest expense of Borrower (including that portion attributable to Capital Lease Obligations), premium payments, debt discount, fees and related expenses with respect to all outstanding Indebtedness of Borrower, all calculated with respect to Borrower only on a stand-alone, unconsolidated basis.

Internal Revenue Code: The Internal Revenue Code of 1986, as amended from time to time.

Late Charge: As such term is defined in Section 4.5.

Laws: Collectively, all federal, state and local laws, statutes, codes, ordinances, orders, rules and regulations, including judicial opinions or precedential authority in the applicable jurisdiction.

Lender: As defined in the opening paragraph of this Agreement, and including any successor holder of the Loans from time to time.

Leverage Ratio: With respect to any Person, the ratio (expressed as a percentage) as of the last day of any fiscal quarter of (a) Tier 1 Capital of such Person to (b) Average Total Assets of such Person.

LIBOR: With respect to any LIBOR Reset Period, the rate of interest at which deposits in U.S. dollars are offered to major banks in the London interbank market for a ninety (90) day period on the day that is two (2) LIBOR Business Days prior to the commencement of such LIBOR Reset Period, based on information presented by any interest rate reporting service of nationally recognized standing selected by Lender and regularly used by Lender to calculate the interest rate of other of Lender's LIBOR-based loans, or if Lender determines that no such interest rate reporting service has presented such information, the rate of interest at which deposits in U. S. dollars are offered to major banks in the London interbank market for a ninety (90) day period on the day that is two (2) LIBOR Business Days prior to the commencement of such LIBOR Reset Period by any bank reasonably selected by Lender. Under the terms of this Agreement, the applicable “LIBOR” rate is used by Lender as a reference rate. The use of ninety (90) day LIBOR as a reference rate does not mean the Borrower will actually pay interest on the Loan pursuant to a ninety (90) day contract or any other interest rate contract. Instead, the effective interest rate under this Agreement will adjust at the beginning of each LIBOR Reset Period.

LIBOR Business Day: A Business Day on which commercial banks are open for dealings in U.S. dollar deposits in the London interbank market.

LIBOR Reset Period: (i) as to the calendar month in which the Effective Date occurs, the period commencing on the Effective Date and ending on the last calendar day of such calendar month and (ii) as to any calendar month thereafter, the period commencing on the first calendar day of the calendar month immediately following the end of the prior LIBOR Reset Period, and ending on the earlier of (a) the last calendar day of the calendar month during which a Loan was made or most recently continued and (b) the Maturity Date.

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Lien: With respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

Loan Amount: The maximum amount of the Loans as set forth in Section 4.1(a).

Loan Documents: The collective reference to this Agreement and the documents and instruments listed in Section 4.2 and all the other documents and instruments entered into from time to time, evidencing or securing the Obligations, each as amended.

Loan Opening Date: The date of the initial disbursement of proceeds of the Loans.

Loans: As defined in Recital A.

London Banking Day: Any such day on which dealings in dollar deposits are conducted by and between banks in the London interbank Eurodollar market.

Material Adverse Change or material adverse change: If, in Lender’s reasonable discretion, the business prospects, operations or financial condition of a person, entity or property has changed in a manner which could impair the value of Lender’s security for the Obligations, prevent timely repayment of the Obligations or otherwise prevent the applicable person or entity from timely performing any of its material obligations under the Loan Documents.

Maturity Date: The earlier of: (a) the Stated Maturity Date; and (b) the date of acceleration of the Obligations pursuant to Section 16.1.

Maximum Lawful Rate: As such term is defined in Section 5.3.

Moody’s: Moody’s Investors Service, Inc. and any successor thereto.

Net Income: For any period, the consolidated net income of the Bank determined in accordance with GAAP.

Non-Performing Assets to Net Capital Ratio: With respect to any Person, the ratio (expressed as a percentage) as of the last day of any fiscal quarter of (a) (i) Total Non-Accrual Loans of such Person, plus (ii) Other Real Estate Owned of such Person to (b) (i) Total Capital of such Person, plus (ii) unrealized losses (gains) on securities for such Person, plus (iii) Allowance for Loan and Lease Losses of such Person, minus (iv) Intangible Assets of such Person, to the extent Intangible Assets are included in the Total Capital of such Person.

Note: That certain Revolving Promissory Note in the aggregate principal amount of $25,000,000, dated as of the date hereof, made payable to the order of Lender, evidencing the Loans.

Note Rate: A rate per annum equal to the sum of (a) LIBOR for the then-current LIBOR Reset Period plus (b) 325 basis points (3.25%).

Obligations: All obligations, indebtedness, and liabilities of Borrower to Lender under this Agreement and the other Loan Documents, whether now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including, without limitation, all interest accruing thereon (whether a claim for post-filing or post-petition interest is allowed in any bankruptcy, insolvency, reorganization or similar proceeding) and all attorneys’ fees and other expenses incurred in the enforcement or collection thereof.

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OCC: The Office of the Comptroller of the Currency, or any successor Governmental Authority then performing the same or substantially similar duties.

OFAC: As defined in Section 3.1(u).

Open the Loan, Opening of the Loan or Loan Opening: The initial disbursement of Loan proceeds by Lender to Borrower.

Other Real Estate Owned: As defined in accordance with the then-current regulations of the Applicable Bank Regulatory Authority.

Payment Date: The first day of each and every calendar month during the term of the Note or the next succeeding Business Day if the first day of any such calendar month is a day other than a Business Day.

Permitted Investments: Each of the following:

(a)          loans made in the ordinary course of business (including liquidity support to broker-dealer Subsidiaries);

(b)          loans made other than in the ordinary course of business; provided, that the aggregate principal amount (based on the aggregate amount advanced and without giving effect to any payment thereof) of all outstanding loans hereunder shall not exceed $250,000 as at any date of determination;

(c)          direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(d)          investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(e)          investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(f)          fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

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(g)          money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

Permitted Liens: Each of the following:

(a)          Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 10.3;

(b)          carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in good faith by appropriate proceedings and which could not reasonably be expected to cause a Material Adverse Change;

(c)          pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)          deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)          judgment liens in respect of judgments that do not constitute an Event of Default under clause (f) of Article XV; and

(f)          easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower;

provided that the term “Permitted Liens” shall not include any Liens securing Indebtedness.

Person:        Any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, bank, Governmental Authority or other entity.

Revolving Credit Advance: Any advance made by Lender to Borrower pursuant to Section 4.1 of this Agreement.

Risk-Based Capital Guidelines: (a) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, (b) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (c) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, regardless of the date enacted, adopted or issued.

S&P: Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

Sanctioned Entity: (a) an agency of the government of, (b) an organization directly or indirectly controlled by, or (c) a person resident in, a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/programs, or as otherwise published from time to time as such program may be applicable to such agency, organization or person.

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 Sanctioned Person: A person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn/index.html, or as otherwise published from time to time.

Security Agreement: The Pledge and Security Agreement executed and delivered as of the date hereof by Borrower, as it may be amended, restated, supplemented or otherwise modified from time to time hereafter by mutual written agreement of Lender and Borrower.

Security Documents: The Security Agreement and all other instruments, documents and agreements delivered by or on behalf of Borrower pursuant to this Agreement or any of the other Loan Documents in order to grant to, or perfect in favor of, Lender, a Lien on the Collateral as security for the Obligations.

Subsidiary: (a) any corporation of which at least a majority of the outstanding shares of stock having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by Borrower or one or more of its other Subsidiaries or by Borrower and one or more of such Subsidiaries, and (b) any other entity (i) of which at least a majority of the ownership, equity or voting interest is at the time directly or indirectly owned or controlled by one or more of Borrower and other Subsidiaries and (ii) which is treated as a subsidiary in accordance with GAAP.

Stated Maturity Date: September 1, 2019.

Taxes: Any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto accounted for in accordance with GAAP.

Tier 1 Capital: As defined in accordance with the then-current regulations of the Applicable Bank Regulatory Authority.

Tier 2 Capital: As defined in accordance with the then-current regulations of the Applicable Bank Regulatory Authority.

Total Capital: As defined in accordance with the then-current regulations of the Applicable Bank Regulatory Authority.

Total Non-Accrual Loans: Total value of the loans held by a Person, which loans are classified as non-accrual in accordance with the then-current regulations of its Applicable Bank Regulatory Authority and/or Call Report instructions, or which loan meets any of the following conditions: (a) it is maintained on a cash basis because the borrower’s financial condition has deteriorated, (b) payment in full of principal or interest is not expected, or (c) principal or interest has been in default for a period of ninety (90) days or more (unless the loan is both well secured and in the process of collection).

Total Risk-Based Capital Ratio: With respect to any Person, the ratio (expressed as a percentage) as of the last day of any fiscal quarter of (a) the sum of (i) Tier 1 Capital of such Person and (ii) Tier 2 Capital of such Person, to (b) Total Risk-Weighted Assets of such Person.

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Total Risk-Weighted Assets: As defined in accordance with the then-current regulations of the Applicable Bank Regulatory Authority.

Value: As of any date of determination, with respect to Eligible Collateral, the book value of such Eligible Collateral as determined in accordance with generally accepted accounting principles; provided, however, that no effect will be given to accumulated other comprehensive income ("AOCI") related to any particular Eligible Collateral when calculating the book value of such Eligible Collateral. For the avoidance of doubt, the book value of a share of the common stock of the Bank as of any date of determination shall equal the following:

(a)	(i) the total equity capital of the Bank, as reported on Schedule RC of the Bank's most recently filed call report, minus (ii) the Bank's AOCI as shown on such schedule of such call report (for the avoidance of doubt, if the Bank's AOCI is negative, the total equity capital of the Bank shall be increased by the absolute value of the Bank's AOCI under this calculation);

divided by

(b)	the total number of issued and outstanding shares of common stock of the Bank as of such date.

2.2	Other Definitional Provisions.

All terms defined in this Agreement shall have the same meanings when used in the Note, any other Loan Documents, or any certificate or other document made or delivered pursuant hereto. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement.

2.3	Accounting Terms.

All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP, applied on a consistent basis, as in effect from time to time and in a manner consistent with that used in preparing the 10-Q and 10-K filings required by Section 10.1(a), except as otherwise specifically prescribed herein.  Notwithstanding the foregoing, all 10-Q filings, 10-K filings, and other financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the FASB ASC 825 (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof.

ARTICLE III

BORROWER’S REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties.

To induce Lender to execute this Agreement and perform its obligations hereunder, Borrower hereby represents and warrants to Lender as follows.

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(a)          Except as previously disclosed to Lender in writing, no litigation or proceedings are pending, or to the best of Borrower’s knowledge threatened, in writing, against Borrower or its Subsidiaries, which could reasonably be expected, if adversely determined, to cause a Material Adverse Change with respect to Borrower and/or its Subsidiaries. There are no pending Environmental Proceedings, no Environmental Proceedings have been threatened in writing against Borrower and to the knowledge of Borrower there are no facts or circumstances which could reasonably be expected to give rise to any future Environmental Proceedings against Borrower or its Subsidiaries.

(b)          Borrower is a duly organized and validly existing corporation and has all the requisite corporate power and authority to execute, deliver and perform its obligations under the Loan Documents to which Borrower is a party, and such execution, delivery and performance have been duly authorized by all requisite corporate action of Borrower. Each Loan Document to which Borrower is a party has been duly executed and delivered by Borrower and is the legally binding obligation of Borrower, enforceable against Borrower in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or similar laws, now or hereafter in effect, relating to or limiting the rights of creditors’ and general equitable principles, regardless of whether the issue of enforceability is considered in a proceeding in equity or at law.

(c)          No consent, approval or authorization of or declaration, registration, notice or filing with any Governmental Authority or nongovernmental person or entity, including any creditor of Borrower or its Subsidiaries, is required in connection with the execution, delivery and performance by Borrower of this Agreement or of any of the Loan Documents other than the filing of UCC-1 financing statements, except for such consents, approvals or authorizations of or declarations or filings with any Governmental Authority or non-governmental person or entity which have been obtained as of any date on which this representation is made. The Borrower and each Subsidiary of Borrower (i) has all Governmental Approvals required by any applicable Law for it to conduct its business, each of which is in full force and effect, and not subject to review on appeal and is not the subject of any proceeding pending or, which to Borrower’s knowledge, threatened in writing against Borrower, (ii) is in compliance with each Governmental Approval applicable to it and in compliance with all other applicable Laws relating to it or any of its respective properties, (iii) has timely filed all material reports, documents and other materials required to be filed by it under all applicable Laws with any Governmental Authority and has retained all material records and documents required to be retained by it under applicable Law, and (iv) has all Governmental Approvals with respect to the pledge of the Collateral in favor of Lender, except in each case of clauses (i), (ii) or (iii) above, where the failure to have, comply or file could not reasonably be expected to have a Material Adverse Change.

(d)          The execution and delivery of, and the performance by Borrower of its obligations under this Agreement or the other Loan Documents does not constitute, upon the giving of notice or lapse of time or both, a breach or default under any other agreement to which Borrower or its Subsidiaries is a party or may be bound or affected, or a violation of any Law or court order.

(e)          Borrower is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property where the failure to be in compliance therewith, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change. Borrower has received all permits and licenses issued by any Governmental Authority as are necessary for the conduct of its business.

(f)          There is no default under this Agreement or any of the other Loan Documents by Borrower, nor any condition known to Borrower which, after notice or the passage of time or both, would constitute a default or an Event of Default under said Documents.

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(g)          No brokerage fees or commissions are payable by Borrower to any person pursuant to any brokerage agreement or agency or other agreement entered into by Borrower in connection with this Agreement or the Loans to be disbursed hereunder.

(h)          All financial statements and other information previously furnished by Borrower or its Subsidiaries to Lender in connection with the Loan are true, complete and correct in all material respects and fairly present the financial conditions of the subjects thereof as of the respective dates thereof and do not fail to state any material fact necessary to make such statements or information not misleading and no Material Adverse Change with respect to Borrower or its Subsidiaries has occurred since the respective dates of such statements. None of Borrower or its Subsidiaries has any material indebtedness or other material liability, contingent or otherwise, not disclosed in such financial statements.

(i)          Borrower has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes. Except as permitted under this Agreement, all such property is free and clear of any Liens.

(j)          The Bank has not received notice from any Bank Regulatory Authority that it is subject to any formal or informal enforcement action by a Bank Regulatory Authority.

(k)          Borrower owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.

(l)          The Loans are not being made for the purpose of purchasing or carrying “margin stock” within the meaning of Regulation T, U or X issued by the Federal Reserve Bank.

(m)          Borrower is not an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

(n)          Borrower has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Change.

(o)          Borrower is not a party in interest to any plan defined or regulated under ERISA, and the assets of Borrower are not “plan assets” of any employee benefit plan covered by ERISA or Section 4975 of the Internal Revenue Code.

(p)          Borrower has disclosed to Lender all material agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, in each case, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change based on facts and circumstances of which Borrower is aware.

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(q)          No reports, financial statements, certificates or other information furnished by or on behalf of Borrower to Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

(r)          Borrower is not a “foreign person” within the meaning of Section 1445 or 7701 of the Internal Revenue Code.

(s)          Borrower uses no trade name other than its actual name set forth herein. The principal place of business of Borrower is as stated in Section 17.16.

(t)          Borrower’s place of formation or organization is the State of Delaware.

(u)          None of Borrower or its Subsidiaries is a person with whom Lender is restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury of the United States of America (including, those Persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including, the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transactions or otherwise be associated with such persons. In addition, Borrower hereby agrees to provide to the Lender with any additional information that the Lender deems necessary from time to time in order to ensure compliance with all applicable Laws concerning money laundering and similar activities. None of the Borrower, any Subsidiary of the Borrower or any Affiliate of the Borrower: (i) is a Sanctioned Person, (ii) has more than ten percent (10%) of its assets in Sanctioned Entities, or (iii) derives more than ten percent (10%) of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Entities.  The proceeds of any Loan will not be used and have not been used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

3.2	Survival of Representations and Warranties.

Borrower agrees that all of the representations and warranties of Borrower set forth in Section 3.1 and elsewhere in this Agreement are true as of the date hereof, will be true at the Loan Opening and, except for matters which have been disclosed by Borrower and approved by Lender in writing, at all times thereafter.

ARTICLE IV

LOAN AND LOAN DOCUMENTS

4.1	Agreement to Borrow and Lend; Lender’s Obligation to Disburse.

Subject to the terms, provisions and conditions of this Agreement and the other Loan Documents, Lender agrees to make one or more revolving credit loans to Borrower from time to time from the date hereof to and including the Maturity Date in an aggregate principal amount at any time outstanding up to but not exceeding the amount of the Loan Amount (as defined below). Subject to the foregoing limitations, and the other terms and provisions of this Agreement, Borrower may borrow, repay, and reborrow hereunder.

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(a)          The maximum aggregate principal amount of the Loans shall not at any time exceed Twenty-Five Million Dollars ($25,000,000) (the “Loan Amount”).

(b)          Lender agrees, upon Borrower’s compliance with and satisfaction of all conditions precedent to the Loan Opening and provided no Material Adverse Change has occurred with respect to Borrower or its Subsidiaries and no Default or Event of Default has occurred and is continuing hereunder, to Open the Loan.

(c)          To the extent that Lender may have acquiesced in noncompliance with any conditions precedent to the Opening of the Loan, such acquiescence shall not constitute a waiver by Lender, and Lender may at any time after such acquiescence require Borrower to comply with all such requirements.

(d)          Bank shall, prior to the Opening of the Loans, have a Depository Account, subject to the Bank’s compliance with Regulation F (12 CFR 206) and Bank’s internal policies related thereto.

(e)          Borrower shall give Lender notice of each Revolving Credit Advance by means of an Advance Request Form containing the information required therein and delivered (by hand or by mechanically confirmed facsimile) to Lender no later than 2:00 p.m. (Dallas, Texas time) at least one Business Day before the day on which the Revolving Credit Advances are desired to be funded. Revolving Credit Advances shall be in a minimum amount of $10,000.00. Lender at its option may accept telephonic requests for such Revolving Credit Advances, provided that such acceptance shall not constitute a waiver of Lender’s right to require delivery of an Advance Request Form in connection with subsequent Revolving Credit Advances. Any telephonic request for a Revolving Credit Advance by Borrower shall be promptly confirmed by submission of a properly completed Advance Request Form to Lender, but failure to deliver an Advance Request Form shall not be a defense to payment of the Revolving Credit Advance. Lender shall have no liability to Borrower for any loss or damage suffered by Borrower as a result of Lender’s honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically, by facsimile or electronically and reasonably believed by Lender to have been sent to Lender by an Authorized Representative of Borrower. Subject to the terms and conditions of this Agreement, each Revolving Credit Advance shall be made available to Borrower by depositing the same, in immediately available funds, in an account of Borrower designated by Borrower maintained with Lender.

4.2	Loan Documents.

Borrower agrees that it will, on or before the Loan Opening Date, execute and deliver or cause to be executed and delivered to Lender the following documents in form and substance acceptable to Lender:

(a)          This Agreement.

(b)          The Note.

(c)          The Security Agreement.

(d)          Such UCC financing statements as Lender determines are advisable or necessary to perfect or notify third parties of the security interests intended to be created by the Loan Documents.

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(e)          Such other documents, instruments or certificates as Lender and its counsel may reasonably require, including such documents as Lender in its sole discretion deems necessary or appropriate to effectuate the terms and conditions of this Agreement and the Loan Documents, and to comply with the Laws.

4.3	Term of the Loan.

All principal, interest and other sums due under the Loan Documents shall be due and payable in full on the Maturity Date.

4.4	Voluntary Prepayments.

Borrower shall have the right to make prepayments of the Loans, without any premium, penalty or other charges of any kind whatsoever, in whole or in part, upon not less than one (1) Business Day's prior written notice to Lender. No prepayment of all or part of the Loans shall be permitted unless same is made together with the payment of all interest accrued on the Loans through the date of prepayment.

4.5	Late Charge.

Any and all amounts due hereunder or under the other Loan Documents which remain unpaid on the tenth (10th) day after the date said amount was due and payable shall incur a fee (the “Late Charge”) of the lesser of (a) five percent (5%) per annum of said amount, or (b) five hundred dollars ($500). Each Late Charge shall be in addition to all of Lender’s other rights and remedies under the Loan Documents, provided that no Late Charge shall apply to the final payment of principal on the Maturity Date. Nothing in this Section shall be deemed a cure period for the purpose of determining the occurrence of an Event of Default.

4.6	Collateral Value Breach; Collateral Value Increase.

(a)          If at any time a Collateral Value Breach occurs, then Lender may notify Borrower of the occurrence of such Collateral Value Breach (such notice, a “Collateral Value Breach Notice”) and Borrower shall, on or before the Cure Time, either (a) prepay the Loan Amount or (b) deliver Eligible Collateral to Lender that is satisfactory to Lender, in its sole discretion, in each case in such amount as shall be necessary so that after giving effect to such prepayment or the Value of the additional Eligible Collateral, the Collateral Value Ratio shall be at least 4.00 to 1.00. As used in this Section 4.6, “Cure Time” means 12:00 p.m., Dallas, Texas time, on the date that is ten (10) Business Days immediately following the date on which a Collateral Value Breach Notice is delivered by Lender to Borrower.

(b)          To the extent the Collateral Value increases after the date hereof, such that the Collateral Value Ratio exceeds 4.00 to 1.00, Borrower may request that Lender release the portion of the Eligible Collateral that is attributable to such excess, and Lender shall comply with such request. In no event shall Lender be obligated to release any Eligible Collateral if such release would result in a Collateral Value Breach.

ARTICLE V

INTEREST

5.1	Interest Rate.

(a)          Subject to Section 5.3, the principal amount of the Loans outstanding will bear interest at the Note Rate (the “Applicable Rate”), unless the Default Rate is applicable.

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(b)          Interest at the Applicable Rate (or Default Rate) shall be calculated for the actual number of days elapsed on the basis of a 365-day year, including the first date of the applicable period to, but not including, the date of repayment.

(c)          The principal amount of the Loans outstanding shall bear interest at the Default Rate at any time at which an Event of Default shall exist and is continuing.

5.2	Required Principal and Interest Payments.

All accrued but unpaid interest on the principal balance of the Loans outstanding from time to time shall be payable on each Payment Date. The outstanding principal balance of the Loan and any and all accrued but unpaid interest hereon shall be due and payable in full on the Maturity Date or upon any earlier maturity hereof, whether by acceleration in accordance with this Agreement and the other Loan Documents. All payments (whether of principal or of interest) shall be deemed credited to Borrower’s account only if received by 2:00 p.m. Dallas time on a Business Day; otherwise, such payment shall be deemed received on the next Business Day. Borrower may from time to time during the term of this Agreement borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions of this Agreement; provided, however, that the total outstanding borrowings hereunder shall not at any time exceed the Loan Amount. The unpaid principal balance of the Loans at any time shall be the total amount advanced hereunder and the Note by Lender less the amount of principal payments made hereon by or for Borrower, which balance may be endorsed hereon from time to time by Lender or otherwise noted in Lender’s records, which notations shall be, absent manifest error, conclusive evidence of the amounts owing hereunder from time to time.

5.3	Maximum Lawful Rate.

It is the intent of Borrower and Lender to conform to and contract in strict compliance with applicable usury law from time to time in effect. In no way, nor in any event or contingency (including but not limited to prepayment, default, demand for payment, or acceleration of the maturity of any obligation), shall the rate of interest taken, reserved, contacted for, charged or received under this Agreement and the other Loan Documents exceed the highest lawful interest rate permitted under applicable law (the “Maximum Lawful Rate”). If Lender shall ever receive anything of value which is characterized as interest under applicable law and which would apart from this provision be in excess of the Maximum Lawful Rate, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Loans in the inverse order of its maturity and not to the payment of interest, or refunded to the Borrower or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal. All interest paid or agreed to be paid to the holder hereof shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full stated term (including any renewal or extension) of the Loans so that the amount of interest on account of such obligation does not exceed the Maximum Lawful Rate. As used in this Section, the term “applicable law” shall mean the laws of the State of Texas or the federal laws of the United States, whichever laws allow the greater interest, as such laws now exist or may be changed or amended or come into effect in the future.

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ARTICLE VI

RESERVED

ARTICLE VII

LOAN EXPENSE AND ADVANCES

7.1	Loan and Administration Expenses.

Borrower unconditionally agrees to pay all reasonable costs and expenses incurred by Lender in connection with the Loan, including all amounts payable pursuant to Sections 7.2 and 7.3 and any and all other fees owing to Lender pursuant to the Loan Documents or any separate fee agreement, and also including, without limiting the generality of the foregoing, all recording, filing and registration fees and charges, documentary or similar indebtedness taxes, cost of certified copies of instruments, and all reasonable costs and expenses incurred by Lender in connection with the determination of whether or not Borrower has performed the obligations undertaken by Borrower hereunder or has satisfied any conditions precedent to the obligations of Lender hereunder and, if any default or Event of Default occurs hereunder or under any of the Loan Documents or if the Loan or Note or any portion thereof is not paid in full when and as due, all costs and expenses of Lender (including, without limitation, court costs and counsel’s fees and disbursements and fees and costs of paralegals) incurred in attempting to enforce payment of the Loan and expenses of Lender incurred (including court costs and counsel’s fees and disbursements and fees and costs of paralegals) in attempting to realize, while a default or Event of Default exists, on any security or incurred in connection with the sale or disposition (or preparation for sale or disposition) of any security for the Loan. Notwithstanding the foregoing, attorneys' or paralegals' fees for which Borrower is obligated to pay or reimburse Lender under this Agreement and the other Loan Documents shall not include allocated costs for services of in-house counsel or in-house paralegals.

7.2	Lender’s Attorneys’ Fees and Disbursements.

Borrower agrees to pay Lender’s reasonable attorney fees and disbursements incurred in connection with the Obligations, including (i) the preparation and negotiation of this Agreement and the other Loan Documents and the preparation of the closing binders, (ii) the disbursement and administration of the Loan and (iii) the enforcement of the terms of this Agreement and the other Loan Documents; provided, however, that notwithstanding anything contained herein to the contrary, Borrower shall have no obligation to pay any attorney fees or disbursements incurred by Lender in connection with any syndication, sale, assignment, or participation of the Loans, except to the extent that Borrower expressly agrees in writing to pay such fees or disbursements.

7.3	Time of Payment of Fees and Expenses.

Borrower shall pay all reasonable expenses and fees incurred as of the Loan Opening on the Loan Opening Date (unless sooner required herein). At the time of the Opening of the Loan, Lender may pay from the proceeds of the initial disbursement of the Loan all reasonable Loan expenses and fees payable to Lender. Lender may require the payment of outstanding fees and expenses as a condition to any disbursement of the Loan. Lender is hereby authorized, without any specific request or direction by Borrower, to make disbursements from time to time in payment of or to reimburse Lender for all Loan expenses and fees.

7.4	Expenses and Advances Secured by Loan Documents.

Any and all advances or payments made by Lender under this Article VII from time to time, and any amounts expended by Lender pursuant to Article XVI, shall, as and when advanced or incurred, constitute additional indebtedness evidenced by the Note and secured by the Security Documents and the other Loan Documents.

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7.5	Right of Lender to Make Advances to Cure Borrower’s Defaults.

In the event that Borrower fails to perform any of Borrower’s covenants, agreements or obligations contained in this Agreement or any of the other Loan Documents (after the expiration of applicable grace periods, except in the event of an emergency or other exigent circumstances), Lender may (but shall not be required to) perform any of such covenants, agreements and obligations, and any amounts expended by Lender in so doing and shall constitute additional indebtedness evidenced by the Note and secured by the Security Documents and the other Loan Documents and shall bear interest at the Default Rate.

ARTICLE VIII

CONDITIONS PRECEDENT TO THE OPENING OF THE LOAN

8.1	Conditions Precedent to Opening of the Loan.

Borrower agrees that Lender’s obligation to Open the Loan is conditioned upon Borrower’s delivery, performance and satisfaction of the following conditions precedent in form and substance satisfactory to Lender in its reasonable discretion:

(a)          Loan Documents: The Lender shall have received copies of each of the documents set forth in Section 4.2 hereof, executed by the Borrower, and recorded, if applicable, each in form and substance satisfactory to the Lender.

(b)          Insurance Policies: Borrower shall have furnished to Lender evidence that insurance coverages are in effect with respect to Borrower, in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

(c)          No Litigation: No litigation or proceedings shall be pending or threatened which could reasonably be expected to cause a Material Adverse Change with respect to Borrower and its Subsidiaries, considered as a whole;

(d)          Legal Opinion: Borrower shall have furnished to Lender an opinion from counsel for Borrower covering, at a minimum, due authorization, execution and delivery and enforceability of the Loan Documents and creation and perfection of the security interests granted under the Loan Documents, and also containing such other legal opinions as Lender shall require, in form and substance satisfactory to Lender;

(e)          Searches: Borrower shall have furnished to Lender current searches of all Uniform Commercial Code financing statements for Borrower and Bank, filed in each place UCC Financing Statements are to be filed hereunder, demonstrating the absence of adverse claims;

(f)          Financial Statements: Borrower shall have furnished to Lender the current annual financial statements of Borrower or its Subsidiaries and such other persons or entities connected with the Loan as Lender may request, each in form and substance and certified by such individual as acceptable to Lender. Borrower and its Subsidiaries shall provide such other additional financial information Lender reasonably requires;

(g)          Equity Interests of Bank: Lender shall have possession of the share certificates evidencing the Equity Interests of Bank pledged to Lender;

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(h)          Organizational Documents: Borrower shall have furnished to Lender proof satisfactory to Lender of the incorporation and good standing in the state of its incorporation of Borrower and Bank. Borrower shall also provide certified resolutions in form and content reasonably satisfactory to Lender, authorizing execution, delivery and performance of the Loan Documents by Borrower, and such other documentation as Lender may reasonably require to evidence the authority of the persons executing the Loan Documents. Borrower shall also have delivered Constituent Documents for Borrower and Bank certified as of a date acceptable to Lender by the appropriate government officials of the state of incorporation. Borrower shall also have delivered a certificate of incumbency certified by an authorized officer or representative certifying the names of the individuals or other Persons authorized to sign this Agreement and each of the other Loan Documents to which Borrower is or is to be a party (including the certificates contemplated herein) on behalf of such Person together with specimen signatures of such individual Persons;

(i)          No Default: There shall be no uncured Default or Event of Default by Borrower hereunder;

(j)          Applicable Bank Regulatory Authority: Borrower shall have furnished to Lender evidence of all approvals, notices and/or filings required or requested by any Applicable Bank Regulatory Authority regarding the pledge of the Collateral in favor of Lender.

(k)          Additional Documents: Borrower shall have furnished to Lender such other materials, documents, papers or requirements regarding Borrower and its Subsidiaries as Lender shall reasonably request.

8.2	Conditions Precedent to Subsequent Revolving Credit Advances.

Borrower agrees that Lender’s obligation to make any Revolving Credit Advance is conditioned upon Borrower’s delivery, performance and satisfaction of the following additional conditions precedent:

(a)          Advance Request Form. Lender shall have received in accordance with this Agreement, as the case may be, an Advance Request Form pursuant to Lender’s requirements and executed by a responsible officer of Borrower.

(b)          No Default: There shall be no uncured Default or Event of Default by Borrower hereunder.

(c)          Material Adverse Change. No Material Adverse Change has occurred and no circumstance exists that could be a Material Adverse Change.

(d)          Representations and Warranties. All of the representations and warranties contained in Article III and in the other Loan Documents shall be true and correct on and as of the date of such Revolving Credit Advance with the same force and effect as if such representations and warranties had been made on and as of such date.

(e)          Additional Documents. Borrower shall have furnished to Lender such other materials, documents, papers or requirements regarding Borrower and its Subsidiaries as Lender shall reasonably request.

Each Revolving Credit Advance hereunder shall be deemed to be a representation and warranty by Borrower that the conditions specified in this Section 8.2 have been satisfied on and as of the date of the applicable Revolving Credit Advance.

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ARTICLE IX

RESERVED

ARTICLE X

AFFIRMATIVE COVENANTS

Borrower covenants and agrees as follows:

10.1	Furnishing Information.

(a)          Financial Reports. Within forty (40) days after the end of each of the first three fiscal quarters of each fiscal year of Borrower, Borrower shall deliver to Lender the Form 10-Q filed by Borrower with the Securities and Exchange Commission with respect to such quarter. Within sixty (60) days after the end of each fiscal year of Borrower, Borrower shall deliver to Lender the Form 10-K filed by Borrower with the Securities and Exchange Commission with respect to such year, which Form 10-K shall include audited financial statements of Borrower and its consolidated Subsidiaries. At the time Borrower delivers each 10-Q and 10-K under this paragraph, Borrower also shall deliver to Lender a duly executed Certificate of Compliance in the form of Exhibit A attached hereto. Upon reasonable advance notice from Lender, and provided that Lender does not disrupt the normal course operation of Borrower's and the Bank's business, Borrower shall during regular business hours permit Lender or any of its agents or representatives to have access to and examine all of its books and records (except to the extent that access to such books and records cannot be given to Lender under applicable Laws).

(b)          Call Reports. As soon as available, and in no event more than sixty (60) days after the end of each fiscal quarter of each Bank, copies of each Bank’s Call Reports or other quarterly reports of condition and income furnished to Governmental Authorities.

(c)          FR Y-9LP. If applicable to Borrower, as soon as available, and in any event no later than one (1) Business Day after the applicable filing deadline for the Federal Reserve Bank, the Borrower’s complete form FR Y-9LP as filed with the Federal Reserve Bank in the applicable Federal Reserve District.

(d)          FR Y-9C.  If applicable to Borrower, as soon as available, and in any event no later than one (1) Business Day after the applicable filing deadline for the Federal Reserve Bank, the Borrower’s complete form FR Y-9C as filed with the Federal Reserve Bank in the applicable Federal Reserve District.

(e)          Federal Reserve Bank or FDIC.  As soon as available, all other non-confidential reports filed by or on behalf of Borrower or the Bank with the Federal Reserve Bank or FDIC, to the extent the same relate to facts or circumstances that could reasonably be expected to cause a Material Adverse Change with respect to Borrower or the Bank.

(f)          Bankers Blanket Bond.  On the next Business Day after the earlier of notice of intention to cancel or cancellation, in whole or in part, of any Bankers Blanket Bond, a copy of the written notice to cancel or cancellation, including a copy of any correspondence received from the underwriter or underwriters of such Bankers Blanket Bond related to such intention to cancel or cancellation.

(g)          USA Patriot Act. Promptly upon the request thereof, such other information and documentation required by Bank Regulatory Authorities under applicable “know your customer” and Anti-Money Laundering rules and regulations (including, without limitation, the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended), as from time to time reasonably requested by the Lender.

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(h)          Notice of Litigation and Other Matters. Promptly (but in no event later than ten (10) days after Borrower obtains knowledge thereof), to the extent not prohibited by law, telephonic and written notice of (i) the commencement of all proceedings by or before any Governmental Authority and (ii) all actions and proceedings in any court or before any arbitrator, in each case against or involving the Borrower or any Subsidiary of Borrower or any of their respective properties, assets or businesses which if adversely determined against Borrower or such Subsidiary, could reasonably be expected to result in a Material Adverse Change to the Borrower and its Subsidiaries, considered as a whole.

(i)          Additional Information. Such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary as the Lender may reasonably request and which can be provided by Borrower in compliance with applicable laws and regulations.

10.2	Maintenance of Insurance.

Borrower shall maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies and financial institutions engaged in the same or similar businesses operating in the same or similar locations.

10.3	Payment of Taxes.

Borrower shall pay all Taxes before the same become delinquent, provided, however, that Borrower shall have the right to contest any such tax or assessment, but only if (i) such contest has the effect of preventing the collection of such Taxes so contested and also of preventing the attachment of any Lien to any of Borrower’s property, and (ii) Borrower contests such Taxes diligently and in good faith. If Borrower fails to commence such contest or, having commenced to contest the same, shall thereafter fail to prosecute such contest in good faith or with due diligence, or, upon adverse conclusion of any such contest, shall fail to pay such Tax, Lender may, at its election (but shall not be required to), pay and discharge any such Tax, and any interest or penalty thereon, and any amounts so expended by Lender shall be deemed to constitute disbursements of the Loan proceeds hereunder (even if the total amount of disbursements would exceed the face amount of the Note). Upon request of Lender, Borrower shall furnish to Lender evidence that Taxes are paid on or prior to the last date for payment of such Taxes and before imposition of any penalty or accrual of interest (except for Taxes being contested diligently and in good faith as described in this Section).

10.4	Lender’s Attorneys’ Fees for Enforcement of Agreement.

In case of any Default or Event of Default hereunder, Borrower (in addition to Lender’s attorneys’ fees, if any, to be paid pursuant to Section 7.3) will pay Lender’s attorneys’ and paralegal fees (including, without limitation, any attorney and paralegal fees and costs incurred in connection with any litigation or bankruptcy or administrative hearing and any appeals therefrom and any post- judgment enforcement action including, without limitation, supplementary proceedings) in connection with the enforcement of this Agreement; without limiting the generality of the foregoing, if at any time or times hereafter Lender employs counsel (whether or not any suit has been or shall be filed and whether or not other legal proceedings have been or shall be instituted) for advice or other representation with respect to this Agreement, or any of the other Loan Documents, or to protect, collect, lease, sell, take possession of, or liquidate any of the Collateral, or to attempt to enforce any security interest or lien in any portion of the Collateral, or to enforce any rights of Lender or Borrower’s obligations hereunder, then in any of such events all of the attorneys’ fees arising from such services, and any expenses, costs and charges relating thereto (including fees and costs of paralegals), shall constitute an additional liability owing by Borrower to Lender, payable on demand. Notwithstanding the foregoing, attorneys' or paralegals' fees for which Borrower is obligated to pay or reimburse Lender under this Agreement and the other Loan Documents shall not include allocated costs for services of in-house counsel or in-house paralegals.

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10.5	Use of Proceeds.

The proceeds of the Loans will be used only for working capital, general corporate purposes, and equity contributions to the Bank. No part of the proceeds of the Loans will be used, whether directly or indirectly, for any purpose that entails a violation of any of regulations of any Bank Regulatory Authority, including Regulations T, U and X.

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10.6	Lost Note.

Upon Lender’s furnishing to Borrower an affidavit to such effect, Borrower shall, if the Note is mutilated, destroyed, lost or stolen, deliver to Lender, in substitution therefor, a new note containing the same terms and conditions as the Note.

10.7	Indemnification.

BORROWER SHALL INDEMNIFY LENDER, INCLUDING EACH PARTY OWNING AN INTEREST IN THE LOAN AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES AND CONSULTANTS (EACH, AN “INDEMNIFIED PARTY”) AND DEFEND AND HOLD EACH INDEMNIFIED PARTY HARMLESS FROM AND AGAINST ALL CLAIMS (INCLUDING, WITHOUT LIMITATION, ANY CIVIL PENALTIES OR FINES ASSESSED BY OFAC), INJURY, DAMAGE, LOSS AND LIABILITY, COST AND EXPENSE (INCLUDING ATTORNEYS’ FEES, COSTS AND EXPENSES) OF ANY AND EVERY KIND TO ANY PERSONS OR PROPERTY BY REASON OF (I) ANY BREACH OF REPRESENTATION OR WARRANTY, DEFAULT OR EVENT OF DEFAULT UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR RELATED DOCUMENT; OR (II) ANY OTHER MATTER ARISING IN CONNECTION WITH THE LOANS, BORROWER, OR ITS SUBSIDIARIES. BORROWER’S DUTY TO INDEMNIFY, HOLD HARMLESS, AND DEFEND THE INDEMNIFIED PARTIES AGAINST LOSSES EXTENDS TO LOSS THAT MAY BE CAUSED OR ALLEGED TO BE CAUSED IN PART BY THE NEGLIGENCE OF INDEMNITEES TO THE FULLEST EXTENT THAT SUCH INDEMNIFICATION IS PERMITTED BY APPLICABLE LAW. THE FOREGOING INDEMNIFICATION SHALL SURVIVE REPAYMENT OF THE LOAN AND SHALL CONTINUE TO BENEFIT LENDER FOLLOWING ANY ASSIGNMENT OF THE LOAN WITH RESPECT TO MATTERS ARISING OR ACCRUING PRIOR TO SUCH ASSIGNMENT. NOTWITHSTANDING THE FOREGOING, BORROWER SHALL NOT BE OBLIGATED TO INDEMNIFY OR HOLD HARMLESS ANY INDEMNIFIED PARTY WITH RESPECT TO ANY CLAIM, INJURY, DAMAGE, LOSS, LIABILITY, COST, EXPENSE, OR OTHER MATTER TO THE EXTENT THE SAME ARISES OUT OF OR RESULTS FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY INDEMNIFIED PARTY, AS DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL, NONAPPEALABLE JUDGMENT.

ARTICLE XI

NEGATIVE COVENANTS

Borrower covenants and agrees as follows:

11.1	Indebtedness.

Borrower will not create, incur, assume or permit to exist any Indebtedness, except:

(a)          Indebtedness created hereunder;

(b)          Indebtedness existing on the date hereof and set forth in Schedule 11.1(b), and any extensions, renewals or replacements of any such Indebtedness; and

(c)          Unsecured Indebtedness.

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11.2	Liens.

Borrower will not create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)          Permitted Liens;

(b)          any Lien on any property or asset of Borrower existing on the date hereof and set forth in Schedule 11.2(b); provided that (i) such Lien shall not apply to any other property or asset of the Borrower and (ii) such Lien shall secure only those obligations which it secures on the date hereof; and

(c)          Liens on fixed or capital assets acquired, constructed or improved by the Borrower; provided that (i) such security interests secure Indebtedness permitted by Section 11.1, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Borrower.

11.3	Fundamental Changes; Disposition of Assets.

The Borrower will not (a) merge into or consolidate with any other Person in a transaction in which such other Person is the surviving entity, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets (other than sales of inventory in the ordinary course of business), or liquidate or dissolve, or (b) engage to any material extent in any business other than businesses of the type conducted by the Borrower on the Effective Date and businesses reasonably related thereto. Notwithstanding the foregoing, this section shall not prohibit the Borrower from merging or consolidating with any other Person in a transaction in which Borrower is the surviving entity, nor shall it prohibit the Borrower from purchasing or otherwise acquiring (in one transaction or in a series of transactions) all or any portion of the assets, capital stock, or other equity interests of another Person.

11.4	Investments, Loans, Advances, Guarantees and Acquisitions.

The Borrower will not purchase, hold or acquire any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (collectively, an “Investment”) except:

(a)          Permitted Investments;

(b)          Investments made in the Bank;

(c)          Guarantees constituting Indebtedness permitted by Section 11.1; and

(d)          Investments described in the final sentence of Section 11.3.

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11.5	Reserved.

11.6	Designated Payments.

The Borrower will not declare or make, or agree to pay or make, directly or indirectly, any Designated Payment unless, in each instance: (a) the Borrower is in compliance with the financial and other covenants contained herein, both before and after giving effect thereto; (b) no Event of Default has occurred and is continuing, or would result after giving effect thereto; and (c) such Designated Payment is made in compliance with applicable Laws. As long as the conditions set forth in the immediately preceding sentence are satisfied, the Borrower shall be permitted to make Designated Payments without notice to or consent from the Lender.

11.7	Transactions with Affiliates.

The Borrower will not sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower than could be obtained on an arm’s-length basis from unrelated third parties.

11.8	Restrictive Agreements.

The Borrower will not, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of the Borrower to create, incur or permit to exist any Lien upon any of its property or assets; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by Law or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 11.8 (but shall apply to any amendment or modification expanding the scope of any such restriction or condition), (iii) the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (iv) the foregoing shall not apply to customary provisions in leases restricting the assignment thereof.

11.9	Leverage Ratio.

As of the last day of any fiscal quarter, (i) the Bank shall have a Leverage Ratio of 8.0% or greater and (ii) the Borrower shall have a Leverage Ratio of 7.0% or greater for the four most recently ended fiscal quarters.

11.10	Total Risk-Based Capital Ratio.

As of the last day of any fiscal quarter, the Bank shall have a Total Risk-Based Capital Ratio of 10.0% or greater for the four most recently ended fiscal quarters.

11.11	Non-Performing Assets to Net Capital Ratio.

As of the last day of any fiscal quarter, the Bank shall have a Non-Performing Assets to Net Capital Ratio of 40.0% or less for the four most recently ended fiscal quarters.

11.12	Classified Assets to Tier 1 Capital Ratio.

As of the last day of any fiscal quarter, the Bank shall have a Classified Assets to Tier 1 Capital Ratio of no greater than 50.0% for the four most recently ended fiscal quarters.

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11.13	Fixed Charge Coverage Ratio.

As of the last day of any fiscal quarter, Borrower shall not permit the Fixed Charge Coverage Ratio to be less than 1.50 to 1.0 for the four most recently ended fiscal quarters.

ARTICLE XII

RESERVED

ARTICLE XIII

ASSIGNMENTS BY LENDER AND BORROWER

13.1	Syndications, Assignments and Participations by Lender.

Without the prior written consent of Borrower, Lender shall not syndicate, sell or assign the Loans or the Loan Documents (or any interest therein), or grant participations in the Loans. Any purported syndication, sale, assignment, or participation of the Loans without the prior written consent of Borrower shall be void. In addition, notwithstanding anything herein to the contrary, Borrower shall have no obligation to pay any fees, expenses, or other costs (including, without limitation, legal fees) incurred by Lender or any syndicate party, purchaser, assignee, or participant in connection with any syndication, sale, assignment, or participation of the Loans, except to the extent that Borrower expressly agrees in writing to pay such fees or expenses.

13.2	Prohibition of Assignments by Borrower.

Borrower shall not assign or attempt to assign its rights under this Agreement and any purported assignment shall be void.

13.3	Successors and Assigns.

Subject to the foregoing restrictions on transfer and assignment contained in this Article XIII, this Agreement shall inure to the benefit of and shall be binding on the parties hereto and their respective successors and permitted assigns.

ARTICLE XIV

TIME OF THE ESSENCE

14.1	Time is of the Essence.

Borrower agrees that time is of the essence under this Agreement.

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ARTICLE XV

EVENTS OF DEFAULT

15.1	Events of Default.

The occurrence of any one or more of the following shall constitute an “Event of Default” as said term is used herein:

(a)          (i) Failure of Borrower to pay when due any installment of principal of any Loan, by notice of voluntary prepayment, by mandatory prepayment or otherwise; (ii) Failure of Borrower within one (1) Business Day when due any interest on any Loan or any other fee or any other amount due hereunder; (iii) Failure of Borrower to perform or comply with any term or condition contained in Section 10.1, Section 10.2 or Article XI; and (iv) Borrower shall default in the performance of or compliance with any other provisions contained herein or any of the other Loan Documents, other than any such term referred to in any other clause of this Section 15.1, and such default shall not have been remedied or waived within thirty (30) days after the earlier of (A) an Authorized Representative of Borrower becoming aware of such default, or (B) receipt by an Authorized Representative of Borrower of notice from Lender of such default.

(b)          Any assignment in violation of Section 13.2.

(c)          If any representation or warranty made by Borrower contained in any Loan Document, or any report or certificate delivered by Borrower in satisfaction of any of the conditions of this Agreement is untrue or incorrect in any material respect at the time made or delivered.

(d)          Borrower or its Subsidiaries shall commence a voluntary case concerning Borrower or such Subsidiary under the Bankruptcy Code; or an involuntary proceeding is commenced against Borrower or its Subsidiaries under the Bankruptcy Code and relief is ordered against Borrower, or the petition is controverted but not dismissed or stayed within sixty (60) days after the commencement of the case, or a custodian (as defined in the Bankruptcy Code) is appointed for or takes charge of all or substantially all of the property of Borrower or its Subsidiaries; or the Borrower or any of its Subsidiaries commences any other proceedings under any reorganization, arrangement, readjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar Law of any jurisdiction whether now or hereafter in effect relating to the Borrower or its Subsidiaries; or there is commenced against Borrower or its Subsidiaries any such proceeding which remains undismissed or unstayed for a period of sixty (60) days; or the Borrower or its Subsidiaries fails to controvert in a timely manner any such case under the Bankruptcy Code or any such proceeding, or any order of relief or other order approving any such case or proceeding is entered; or the Borrower or its Subsidiaries by any act or failure to act indicates its consent to, approval of, or acquiescence in any such case or proceeding or the appointment of any custodian or the like of or for it for any substantial part of its property or suffers any such appointment to continue undischarged or unstayed for a period of sixty (60) days.

(e)          Borrower or its Subsidiaries shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due, or shall consent to the appointment of a receiver or trustee or liquidator of all of its property or the major part thereof or if all or a substantial part of the assets of Borrower or its Subsidiaries are attached, seized, subjected to a writ or distress warrant, or are levied upon, or come into the possession of any receiver, trustee, custodian or assignee for the benefit of creditors.

(f)          One or more final, non-appealable judgments are entered (i) against Borrower in amounts aggregating in excess of $250,000 or (ii) against any of Borrower’s Subsidiaries in amounts aggregating in excess of $1,000,000, and said judgments are not stayed or bonded over within thirty (30) days after entry.

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(g)          If Borrower shall fail to pay any debt owed by it or is in default under any agreement with Lender or any other party (other than a failure or default for which Borrower’s maximum liability does not exceed $250,000) and such failure or default continues after any applicable grace period specified in the instrument or agreement relating thereto.

(h)          If a Material Adverse Change occurs with respect to Borrower or any of its Subsidiaries.

(i)          The failure at any time of a security interest created under any Security Document to be a valid first lien upon the Collateral described therein.

(j)          A Change of Control shall occur.

(k)          The occurrence of any other event or circumstance denominated as an Event of Default in this Agreement or under any of the other Loan Documents and the expiration of any applicable grace or cure periods, if any, specified for such Event of Default herein or therein, as the case may be.

(l)          If (i) any Bank Regulatory Authority or other Governmental Authority having regulatory authority over the Borrower or any Subsidiary of the Borrower shall impose restrictions on the Borrower or such Subsidiary with respect to the payment of dividends from any such Subsidiary to the Borrower, (ii) any Bank shall cease for any reason to be an insured bank under the FDIA, (iii) the FDIC or any other Governmental Authority shall issue a cease and desist order to take other action of a disciplinary or remedial nature against the Borrower or any Subsidiary and such order or other action could reasonably be expected to have a Material Adverse Change or there shall occur with respect to any Subsidiary any event that is grounds for the required submission of a capital restoration plan under 12 U.S.C. § 1831o(e)(2) and the regulations thereunder, or (iv) the Borrower or any Subsidiary shall enter into a written supervisory or similar agreement with any Bank Regulatory Authority or other Governmental Authority for any reason, but only to the extent that such supervisory or similar agreement would have a Material Adverse Change with respect to such Subsidiary or the Borrower.

(m)          Without limiting the generality of Section 15.1(l), the appointment of a conservator or receiver for any Subsidiary of Borrower that is an “insured depository institution” as defined in the FDIA (12 U.S.C. § 1813(c)(2)), by any “appropriate Federal banking agency” as defined in the FDIA (12 U.S.C. § 1813(q)), by any state supervisory agency or by the FDIC or any successor thereto pursuant to the FDIA; or the organization of a bridge bank to purchase assets and assume liabilities of such Subsidiary pursuant to the FDIA; or the provision of any form of assistance to any such Subsidiary by the FDIC pursuant to the FDIA or other Governmental Authority.

(n)          If Borrower shall cease to be a bank holding company, within the meaning of the BHCA.

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ARTICLE XVI

LENDER’S REMEDIES IN EVENT OF DEFAULT

16.1	Remedies Conferred Upon Lender.

Upon the occurrence of, and during the continuance of, any Event of Default, Lender may pursue any one or more of the following remedies concurrently or successively, it being the intent hereof that none of such remedies shall be to the exclusion of any other:

(a)          Declare the Note to be immediately due and payable;

(b)          Use and apply any monies or letters of credit deposited by Borrower with Lender, regardless of the purposes for which the same was deposited, to cure any such default or to apply on account of any indebtedness under this Agreement which is due and owing to Lender;

(c)          Exercise or pursue any other remedy or cause of action permitted under this Agreement or any other Loan Documents, or conferred upon Lender by operation of Law, including, the enforcement of any Liens or security interests under the Security Documents. For the avoidance of doubt, in no event shall Lender use or apply any monies in the Depository Account as a remedy for or in respect of any Event of Default by Borrower or otherwise;

(d)          Enforce any Liens or security interests under the Security Documents.

Notwithstanding the foregoing, upon the occurrence of any Event of Default under Section 15.1(d), (e), (l), (m) or (n) with respect to Borrower or any Bank, all amounts evidenced by the Note shall automatically become due and payable, without any presentment, demand, protest or notice of any kind to Borrower.

ARTICLE XVII

GENERAL PROVISIONS

17.1	Captions.

The captions and headings of various Articles, Sections and subsections of this Agreement and Borrower Disclosure Schedules and Exhibits pertaining hereto are for convenience of reference only and are not to be considered as defining or limiting in any way the scope or intent of the provisions hereof.

17.2	Modification; Waiver.

No modification, waiver, amendment or discharge of this Agreement or any other Loan Document shall be valid unless the same is in writing and signed by the party against which the enforcement of such modification, waiver, amendment or discharge is sought.

17.3	Authorized Representative.

Borrower hereby appoints each of Thomas A. Broughton III, its President and Chief Executive Officer as of the Effective Date, William M. Foshee, its Executive Vice President and Chief Financial Officer as of the Effective Date, and Clarence C. Pouncey III, its Executive Vice President and Chief Operating Officer as of the Effective Date, as its Authorized Representatives for purposes of dealing with Lender on behalf of Borrower in respect of any and all matters in connection with this Agreement, the other Loan Documents, and the Loans. Each of the Authorized Representatives shall have the power, in his discretion, to give and receive all notices, monies, approvals, and other documents and instruments, and to take any other action on behalf of Borrower. All actions by any of the Authorized Representatives shall be final and binding on Borrower. Lender may rely on the authority given to any of the Authorized Representatives until actual receipt by Lender of a duly authorized resolution substituting a different person as one of, or different persons as the Authorized Representatives.

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17.4	Governing Law.

Irrespective of the place of execution and/or delivery, this Agreement shall be governed by, and shall be construed in accordance with, the laws of the State of Texas.

17.5	Acquiescence Not to Constitute Waiver of Lender’s Requirements.

Each and every covenant and condition for the benefit of Lender contained in this Agreement may be waived by Lender, provided, however, that to the extent that Lender may have acquiesced in any noncompliance with any conditions precedent to the Opening of the Loan or to any subsequent disbursement of Loan proceeds, such acquiescence shall not be deemed to constitute a waiver by Lender of such requirements with respect to any future disbursements of Loan proceeds.

17.6	Disclaimer by Lender.

This Agreement is made for the sole benefit of Borrower and Lender, and no other person or persons shall have any benefits, rights or remedies under or by reason of this Agreement, or by reason of any actions taken by Lender pursuant to this Agreement. Lender shall not be liable for any debts or claims accruing in favor of any such parties against Borrower or others. Lender, by making the Loans or taking any action pursuant to any of the Loan Documents, shall not be deemed a partner or a joint venturer with Borrower or fiduciary of Borrower. No payment of funds directly to a contractor or subcontractor or provider of services shall be deemed to create any third-party beneficiary status or recognition of same by the Lender.

17.7	Partial Invalidity; Severability.

If any of the provisions of this Agreement, or the application thereof to any person, party or circumstances, shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such provision or provisions to persons, parties or circumstances other than those as to whom or which it is held invalid or unenforceable, shall not be affected thereby, and every provision of this Agreement shall be valid and enforceable to the fullest extent permitted by Law.

17.8	Definitions Include Amendments.

Definitions contained in this Agreement which identify documents, including, but not limited to, the Loan Documents, shall be deemed to include all amendments and supplements to such documents from the date hereof, and all future amendments, modifications, and supplements thereto entered into from time to time to satisfy the requirements of this Agreement or otherwise with the written consent of the parties hereto. Reference to this Agreement contained in any of the foregoing documents shall be deemed to include all amendments and supplements executed in accordance with this Agreement and the other Loan Documents.

17.9	Execution in Counterparts; Electronic Execution.

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement by fax or other digital or electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

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17.10	Entire Agreement.

This Agreement, taken together with all of the other Loan Documents and all certificates and other documents delivered by Borrower to Lender, embody the entire agreement and supersedes all prior agreements, written or oral, between the parties, relating to the subject matter hereof.

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17.11	Waiver of Damages.

In no event shall Lender be liable to Borrower for punitive, exemplary or consequential damages, including, without limitation, lost profits, whatever the nature of a breach by Lender of its obligations under this Agreement or any of the Loan Documents, and Borrower hereby waives all claims for punitive, exemplary or consequential damages.

17.12	Claims Against Lender.

Lender shall not be in default under this Agreement, or under any other Loan Documents, unless a written notice specifically setting forth the claim of Borrower shall have been given to Lender within one (1) year after Borrower first had actual knowledge of the occurrence of the event which Borrower alleges gave rise to such claim and Lender does not remedy or cure the default, if any there be, promptly thereafter. Borrower waives any claim, set-off or defense against Lender arising by reason of any alleged default by Lender as to which Borrower does not give such notice timely as aforesaid. Borrower acknowledges that such waiver is or may be essential to Lender’s ability to enforce its remedies without delay and that such waiver therefore constitutes a substantial part of the bargain between Lender and Borrower with regard to the Loans.

17.13	Jurisdiction.

TO THE GREATEST EXTENT PERMITTED BY LAW, BORROWER HEREBY WAIVES ANY AND ALL RIGHTS TO REQUIRE MARSHALLING OF ASSETS BY LENDER. WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDINGS RELATING TO THIS AGREEMENT (EACH, A “PROCEEDING”), BORROWER IRREVOCABLY (A) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS HAVING JURISDICTION IN THE CITY OF DALLAS, COUNTY OF DALLAS AND STATE OF TEXAS, AND (B) WAIVES ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY PROCEEDING BROUGHT IN ANY SUCH COURT, WAIVES ANY CLAIM THAT ANY PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM AND FURTHER WAIVES THE RIGHT TO OBJECT, WITH RESPECT TO SUCH PROCEEDING, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER SUCH PARTY. NOTHING IN THIS AGREEMENT SHALL PRECLUDE LENDER FROM BRINGING A PROCEEDING IN ANY OTHER JURISDICTION NOR WILL THE BRINGING OF A PROCEEDING IN ANY ONE OR MORE JURISDICTIONS PRECLUDE THE BRINGING OF A PROCEEDING IN ANY OTHER JURISDICTION. BORROWER FURTHER AGREES AND CONSENTS THAT, IN ADDITION TO ANY METHODS OF SERVICE OF PROCESS PROVIDED FOR UNDER APPLICABLE LAW, ALL SERVICE OF PROCESS IN ANY PROCEEDING IN ANY TEXAS STATE OR UNITED STATES COURT SITTING IN THE CITY OF DALLAS AND COUNTY OF DALLAS MAY BE MADE BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO BORROWER AT THE ADDRESS INDICATED BELOW, AND SERVICE SO MADE SHALL BE COMPLETE UPON RECEIPT; EXCEPT THAT IF BORROWER SHALL REFUSE TO ACCEPT DELIVERY, SERVICE SHALL BE DEEMED COMPLETE FIVE (5) DAYS AFTER THE SAME SHALL HAVE BEEN SO MAILED.

17.14	Set-Offs.

After the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably authorizes and directs Lender from time to time to charge Borrower’s accounts and deposits with Lender or its Affiliates, and to pay over to Lender an amount equal to any amounts from time to time due and payable to Lender hereunder, under the Note or under any other Loan Document. Borrower hereby grants to Lender a security interest in and to all such accounts and deposits maintained by the Borrower with Lender (or its Affiliates). For the avoidance of doubt, the rights of Lender set forth in this section do not extend to accounts and deposits maintained by the Bank with Lender.

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17.15	Lender’s Consent.

Wherever in this Agreement there is a requirement for Lender’s consent and/or a document to be provided or an action taken “to the satisfaction of Lender”, it is understood by such phrase that, except as expressly modified herein, Lender shall exercise its consent, right or judgment in its sole discretion.

17.16	Notices.

Any notice, demand, request or other communication which any party hereto may be required or may desire to give hereunder shall be in writing and shall be deemed to have been properly given (a) if hand delivered, when delivered; (b) if mailed by United States Certified Mail (postage prepaid, return receipt requested), three (3) Business Days after mailing (c) if by Federal Express or other reliable overnight courier service, on the next Business Day after delivered to such courier service or (d) if by telecopier on the day of transmission so long as copy is sent on the same day by overnight courier as set forth below:

If to Borrower:

ServisFirst Bancshares, Inc.

850 Shades Creek Parkway, Suite 200

Birmingham, Alabama 35209

Attention: William M. Foshee, Executive Vice President and Chief Financial Officer

Telephone: 205-949-0307

Facsimile: 205-949-1143

With a copy to:

Bradley Arant Boult Cummings LLP

One Federal Place

1819 Fifth Avenue North

Birmingham, Alabama 35203

Attention: Charles R. Moore, III

Telephone: 205-521-8493

Facsimile: 205-488-6493

Email:  cmoore@bradley.com

If to Lender:

NexBank SSB

2515 McKinney Avenue, Suite 1100

Dallas, Texas 75201

Attention: Matt Siekielski

Telephone: 972-934-4724

With a copy to:

Haynes and Boone, LLP

2323 Victory Avenue, Suite 700

Dallas, Texas 75219

Attention: Darrel Rice

Telephone: 214-651-5969

Facsimile: 214-200-0664

Email:  darrel.rice@haynesboone.com

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or at such other address as the party to be served with notice may have furnished in writing to the party seeking or desiring to serve notice as a place for the service of notice.

17.17	Waiver of Jury Trial.

BORROWER AND LENDER EACH WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS OR RELATING THERETO OR ARISING FROM THE LENDING RELATIONSHIP WHICH IS THE SUBJECT OF THIS AGREEMENT AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

17.18	No Oral Agreements.

THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

17.19	Termination of Commitment; Release and Return of Stock Certificates and Other Collateral.

Lender's commitment to lend under this Agreement and the other Loan Documents may be terminated by Borrower at any time upon written notice. At such time as such commitment to lend has been terminated and all Obligations of Borrower to Lender under this Agreement and the other Loan Documents have been indefeasibly paid in full, Lender (all at Borrower’s sole cost and expense) shall release all Collateral provided hereunder and under the other Loan Documents. In connection with such release, Lender shall promptly deliver to Borrower all Collateral (including all stock certificates evidencing Borrower's ownership of the Bank) then in Lender's possession, shall file all necessary UCC termination statements to evidence such release, and shall take all such other actions as are reasonably requested by Borrower to evidence such release.

[Signature page follows.]

36

EXECUTED as of the date first set forth above.

BORROWER:

SERVISFIRST BANCSHARES, INC.

By:	/s/ William M. Foshee
Name: William M. Foshee
Title: Executive Vice President and Chief Financial Officer

LENDER:

NEXBANK SSB

By:	/s/ Matt Siekielski
Name: Matt Siekielski
Title: Chief Operating Officer

Signature Page to Loan Agreement

EXHIBIT A

Certificate of Compliance

NexBank SSB

2515 McKinney Avenue, Suite 1100

Dallas, Texas 75201

Re:	Loan Agreement dated as of September 1, 2016 (as amended, modified, supplemented, restated, or renewed, from time to time, the “Agreement”), between SERVISFIRST BANCSHARES, INC. (“Borrower”) and NEXBANK SSB (“Lender”).

Reference is made to the Agreement. Capitalized terms used in this Certificate (including schedules and other attachments hereto, this “Certificate”) without definition have the meanings specified in the Agreement.

Pursuant to applicable provisions of the Agreement, the undersigned, being an Authorized Representative designated in the Agreement, hereby certifies to the Lender that the information furnished in the attached schedules, including, without limitation, each of the calculations listed below are true, correct and complete in all material respects as of the last day of the fiscal periods subject to the financial statements and associated covenants being delivered to the Lender pursuant to the Agreement together with this Certificate (such statements the “Financial Statements” and the periods covered thereby the “reporting period”) and for such reporting periods.

The undersigned hereby further certifies to the Lender that:

1.          Compliance with Financial Covenants. As shown below, the Borrower or the Bank, as applicable, is in full compliance with the Financial Covenants contained in the Agreement. All covenants are expressed as a percentage.

[Note to preparer. The following Financial Covenants are provided as illustration. The actual

Financial Covenants must be obtained from the Agreement]

A.        Covenant: Bank Leverage Ratio of not less than 8.0% tested quarterly

Calculation:

Bank Leverage Ratio = Tier 1 Capital / Average Total Assets

Bank Leverage Ratio of_____________ as of____________________.

[Borrower to include specific calculation based upon formula outlined in Agreement]

Compliance? (Yes or No)                                                                          ____________________________

1

B.         Covenant: Borrower Leverage Ratio of not less than 7.0% tested quarterly

Calculation:

Borrower Leverage Ratio = Tier 1 Capital / Average Total Assets

Borrower Leverage Ratio of____________ as of___________________________.

[Borrower to include specific calculation based upon formula outlined in Agreement]

Compliance? (Yes or No)                                                                          ____________________________

C.         Covenant: Bank Total Risk-Based Capital Ratio of 10.0% or greater tested quarterly

Calculation:

Bank Total Risk-Based Capital Ratio = (Tier 1 Capital + Tier 2 Capital) / Total Risk-Weighted Assets

Bank Total Risk-Based Capital Ratio of_________ as of _______________________.

[Borrower to include specific calculation based upon formula outlined in Agreement]

Compliance? (Yes or No)                                                                         ____________________________

D.         Covenant: Bank Non-Performing Assets to Net Capital Ratio of less than 40% tested quarterly

Calculation:

Bank Non-Performing Assets to Net Capital Ratio = (Total Non-Accrual Loans + Other Real Estate Owned of such Person) / ((Total Capital + unrealized losses (gains) on securities + Allowance for Loan and Lease Losses) - (Intangible Assets))

Bank Non-Performing Assets to Net Capital Ratio of ___________________as of _____________.

[Borrower to include specific calculation based upon formula outlined in Agreement]

Compliance? (Yes or No)                                                                          ____________________________

E.         Covenant: Bank Classified Assets to Tier 1 Capital Ratio of no greater than 50.0% tested quarterly

Calculation:

Bank Classified Assets to Tier 1 Capital Ratio = Classified Assets / (Tier 1 Capital + Allowance for Loan and Lease Losses)

Bank Classified Assets to Tier 1 Capital Ratio of ______________________as of_______________.

2

[Borrower to include specific calculation based upon formula outlined in Agreement]

Compliance? (Yes or No)                                                                         ____________________________

F.         Covenant: Fixed Charge Coverage Ratio of less than 1.50 to 1.0 tested quarterly

Calculation:

Fixed Charge Coverage Ratio = Net Income of the Bank / Fixed Charges of Borrower

Fixed Charge Coverage Ratio of______ for the 12 month period ending_________________.

[Borrower to include specific calculation based upon formula outlined in Agreement]

Compliance? (Yes or No)                                                                          ____________________________

2.   Description and Value of Eligible Collateral.

Issuer	Number of Shares	Value (Net of AOCI)

ServisFirst Bank	____________	$	______________

(1) Value of Eligible Collateral:	$____________

(2) Loan Amount:	$____________

(3) Collateral Value Ratio:	____: 1.00

3.   Review of Condition. The undersigned has reviewed the terms of the Loan Documents, including, but not limited to, the representations and warranties of the Borrower set forth in the Loan Documents and the covenants of the Borrower set forth in the Loan Documents, and has made, or caused to be made under his or her supervision, a review in reasonable detail of the transactions and condition of the Borrower through the reporting periods.

4.   Representations and Warranties. The representations and warranties of the Borrower contained in the Loan Documents, including those contained in the Agreement, are true and accurate in all material respects as of the date hereof and were true and accurate in all material respects at all times during the reporting period except as expressly noted on Schedule A hereto.

5.   Covenants. During the reporting period, the Borrower observed and performed all of the respective covenants and other agreements under the Loan Documents, and satisfied each of the conditions contained therein to be observed, performed or satisfied by the Borrower, except as expressly noted on Schedule A hereto.

6.   No Event of Default. No Event of Default exists as of the date hereof or existed at any time during the reporting period, except as expressly noted on Schedule A hereto.

3

IN WITNESS WHEREOF, this Certificate is executed by the undersigned this       day of             .

SERVISFIRST BANCSHARES, INC.

By:
Authorized Representative

4

SCHEDULE 11.1(b)

Indebtedness

$20.0 million of the Borrower’s 5.5% Subordinated Notes due November 9, 2022, which were issued in a private placement in November 2012 and pay interest semi-annually.

$34.75 million of the Borrower’s 5% Subordinated Notes due July 15, 2025, which were issued in a private placement in July 2015 and pay interest semi-annually.

SCHEDULE 11.2(b)

Liens

None

SCHEDULE 11.8

Restrictive Agreements

None